Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Dee Johnson
FOR IMMEDIATE RELEASE	(314) 746-1869
VIASYSTEMS ANNOUNCES 8% SEQUENTIAL REVENUE GROWTH AND
STRONG ORDERS IN FOURTH QUARTER 2009
ST. LOUIS, Mo. — January 11, 2010 — Viasystems Group, Inc., today announced that estimated consolidated net sales for the quarter ended December 31, 2009 were $131 million, an increase of approximately $10 million or 8% compared with third-quarter consolidated net sales of $121 million. This was the second consecutive quarter of improvement in orders, as the book-to-bill ratio in the fourth quarter was 1.15, compared with 1.08 in the third quarter.
“The book-to-bill ratio has been positive for all our end markets in the third and fourth quarters,” said David Sindelar, Chief Executive Officer. “We believe this is the result of a stabilization of the markets we serve as well as our customers returning to normal ordering patterns.”
On October 6, 2009, Viasystems Group, Inc. announced that it had entered into a definitive merger agreement to acquire Merix Corporation (NASDAQ:MERX). Consummation of the merger is subject to customary closing conditions, including approval of the merger by Merix’ shareholders at a special meeting to be held on February 8, 2010. In connection with the merger, Viasystems has filed a Form S-4 with the Securities and Exchange Commission, which was declared effective on December 31, 2009. Viasystems has applied for listing of its shares on the NASDAQ Global Market effective upon consummation of the merger.
About Viasystems Group, Inc.
Viasystems is a worldwide provider of complex multi-layer, rigid printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 10,000 employees in North America and Asia serve more than 125 customers in the automotive, telecommunications, computer and data communications, and industrial and instrumentation markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings or other matters that affect the timing or ability to complete the transactions as contemplated; the possibility that the merger does not close, including but not limited to, due to the failure to satisfy the closing conditions; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), developments beyond the companies’ control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Form S-4 filed by Viasystems with the SEC on December 29, 2009, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.
Important Merger Information and Additional Information
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Viasystems and Merix will file relevant materials with the SEC. Viasystems has filed, and the SEC has declared effective, a Registration Statement on Form S-4 that includes a proxy statement of Merix and which also constitutes a prospectus of Viasystems. Merix will mail the proxy statement/prospectus to its shareholders. Investors are urged to read the definitive proxy statement/prospectus regarding the proposed transaction because it contains important information. The definitive proxy statement/prospectus and other documents that have or will be filed by Viasystems and Merix with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Merix Corporation, 15725 SW Greystone Court, Suite 200, Beaverton Oregon 97006, Attention: Investor Relations or by directing a request when such a filing is made to Viasystems Group, Inc., 101 South Hanley Road, Suite 400, St. Louis, Missouri 63105, Attention: Investor Relations.
Participants in Solicitation
Viasystems, Merix, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Merix is set forth in Merix’ definitive proxy statement, which was filed with the SEC on August 26, 2009. Information about the directors and executive officers of Viasystems is set forth in the Form 10-K of Viasystems, Inc., which was filed with the SEC on March 30, 2009.

Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement/prospectus Merix filed with the SEC on January 4, 2010.